Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Kathleen Gilgunn, +1.312.558.8421

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE CORPORATION ANNOUNCES SALE OF ITS U.S. RETAIL COFFEE BUSINESS TO SEGAFREDO ZANETTI

CHICAGO (Oct. 26, 2005) – Sara Lee Corporation (NYSE: SLE) announced today that it has signed an agreement to sell its U.S. Retail Coffee business to Italy-based Segafredo Zanetti Group for $82.5 million. In February 2005, Sara Lee identified the U.S. Retail Coffee business, which manufactures and markets roast & ground and instant coffee products to retail customers throughout the United States and Canada, as a business that would be sold as part of the company’s transformation.

The transaction is expected to close by the end of December 2005, subject to regulatory approvals and other customary closing conditions. The U.S. Retail Coffee business, which generated approximately $213 million in annual sales in fiscal 2005, markets products under the Chock full o’Nuts, Hills Bros, Chase & Sanborn and MJB brands as well as various private label brands. This sale does not include Sara Lee’s global Senseo brand.

“With this sale, we are pleased to mark another important step in transforming Sara Lee into a more focused, more disciplined, high-performing company,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation. “With the on-schedule sale of our U.S. Retail Coffee business, we are achieving another key milestone in simplifying our organization and better positioning Sara Lee to drive long-term, sustainable growth for our shareholders.”

Sara Lee intends to use the proceeds from this sale to support its previously announced priorities for driving shareholder value through its dividend, a multi-year, $2 billion share repurchase program, debt repayment and investment in the company’s core businesses.

Impairment Charge

A $44 million pretax impairment charge will be recognized in the first quarter of fiscal 2006, to reflect the difference between the sale price to Segafredo Zanetti and the carrying value of the U.S. Coffee business on Sara Lee’s books. At the end of fiscal 2005, the company recognized an impairment charge for the business and noted the possibility of further impairment charges, based on the accounting rules for any sales transaction as well as the actual price. Of the total impairment, $29 million is related to goodwill and $15 million is related to other long-lived assets. The after tax impact of this charge on net income and diluted earnings per share is $39 million and $.05, respectively.

Forward-looking Statements

This news release contains forward-looking statements regarding the proposed sale of the company’s U.S. Retail Coffee business, the amount of the impairment charge to be recognized by the company in the first quarter of fiscal 2006 and statements preceded by terms such as “intends,” “approximates” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, Sara Lee wishes to caution readers not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from such forward-looking statements include (i) consummation of the sale of the U.S. Retail Coffee business is subject to the satisfaction of customary closing conditions and regulatory approvals; and (ii) the amount of the impairment charge recognized in the fiscal 2006 first quarter will depend upon the company’s investment in the U.S. Retail Coffee business at the time of the sale and the amount of cash the company receives at closing.

In addition, Sara Lee’s actual results also may be affected by general factors, such as economic conditions, political developments, and interest and inflation rates. We have provided additional information in Sara Lee’s Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Profile

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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